Coopers & Lybrand, L.L.P.
                       1301 Avenue of the Americas
                       New York, NY 10019-6013
                       Tel:  212-259-1000



                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Baron Asset Fund:

In planning and performing our audit of the financial statements of Baron Asset Fund, for the year ended September 30, 1997, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Baron Asset Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that procedures may become inadequate because of changes in conditions or that the effectiveness of design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control, including controls over safeguarding securities, that we consider to be material weaknesses, as defined above, as of September 30, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

                                   /s/ COOPERS & LYBRAND L.L.P.
                                   ----------------------------
                                       Coopers & Lybrand L.L.P.

New York, New York
November 24, 1997